Exhibit 17.2

STANLEY CHASON
6711 NORTH OCEAN BOULEVARD
OCEAN RIDGE, FL 33435
561-736-0867
FEBRUARY 2, 2008

Gentleman:

I hereby resign as a Director of High Velocity Alternative Energy Corp., effective this date, February 2, 2008

Sincerely
/s/ Stanley Cheson
Stanley Cheson